Exhibit 99.1
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                        NEW WORLD RESTAURANT GROUP, INC.
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                         EQUITY RESTRUCTURING AGREEMENT
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                                  June 26, 2003
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                                Table of Contents

                                                                      Page

1.    Exchange of Halpern Denny's Interests in the Company.............2

2.    Exchange of Greenlight's Series F Preferred Stock................2

3.    Capitalization...................................................2

4.    The Closing......................................................3

5.    Representations and Warranties by the Company....................3
      5.1      Organization and Authority of the Company...............3

      5.2      Authority of the Company................................3

      5.3      No Conflicts; Consents of Third Parties.................4

      5.4      Capitalization..........................................5


6.    Representations and Warranties by the Equity Holders.............6
      6.1      Organization and Authority of such Equity Holder........6

      6.2      Authority of such Equity Holder.........................6

      6.3      No Conflicts; Consents of Third Parties.................7

      6.4      Ownership...............................................7


7.    Additional Representations and Warranties of Greenlight
        and Halpern Denny..............................................7

8.    Further Agreements of the Parties................................7
      8.1      Proxy Statement; Company Stockholder Approval...........7

      8.2      Voting..................................................8

      8.3      No Transfers of or Encumbrances on Securities...........8

      8.4      Waiver of Rights........................................9

      8.5      Termination of Stockholders Agreement...................9

      8.6      Limitation on Accretion.................................9

      8.7      Amendment to Warrant Agreement..........................9

      8.8      Fees and Expenses.......................................9

      8.9      Further Assurances.....................................10

      8.10     Withdrawal of Board Recommendation.....................10

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9.    Conditions to Closing...........................................10
      9.1      Conditions to the Obligation of each Equity
                Holder................................................10

      9.2      Conditions to the Obligations of the Company...........12


10.   Transactions at the Closing.....................................13
      10.1     Items to Be Delivered by the Company...................13

      10.2     Items to Be Delivered by each Equity Holder............13


11.   Termination.....................................................14
      11.1     Termination............................................14

      11.2     Liability..............................................14


12.   Continuing Director and Officer Indemnification.................14

13.   Miscellaneous...................................................15
      13.1     Notices................................................15

      13.2     Entire Agreement.......................................16

      13.3     Headings...............................................16

      13.4     Governing Law..........................................16

      13.5     Separability...........................................16

      13.6     Waiver.................................................16

      13.7     Assignment.............................................16

      13.8     Jurisdiction...........................................16

      13.9     No Third Party Beneficiaries...........................17

      13.10    Counterparts...........................................17


14.   Fees and Expenses...............................................17
      14.1     Greenlight Fees and Expenses...........................17

      14.2     Halpern Denny Fees and Expenses........................17


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                         EQUITY RESTRUCTURING AGREEMENT
                         ------------------------------

                                  June 26, 2003

          The parties to this Agreement are New World Restaurant Group, Inc., a Delaware corporation (the "Company"), Greenlight Capital, L.P., a Delaware limited partnership ("Greenlight Capital"), Greenlight Capital Qualified, L.P., a Delaware limited partnership ("Greenlight Qualified"), Greenlight Capital Offshore, Ltd., a British Virgin Islands company ("Greenlight Offshore"), Brookwood New World Investors, L.L.C., a Delaware limited liability company ("Brookwood"), and NWCI Holdings, LLC, a Delaware limited liability company ("NWCI" and with Brookwood, NWCI, Greenlight Capital, Greenlight Qualified, Greenlight Offshore, "Greenlight") and Halpern Denny Fund III, L.P. ("Halpern Denny" and together with Greenlight, the "Equity Holders").

                                    RECITALS

          The Company is seeking to refinance its existing senior secured increasing rate notes due 2003 (the "Existing Notes") and, in connection therewith, is engaged in negotiations with respect to (i) an offering pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, of $160.0 million of senior secured notes due 2008 and (ii) a new senior revolving credit facility secured by substantially all of the assets of the Company and its subsidiaries, other than certain inactive subsidiaries (the "Refinancing").

          Greenlight owns 57,368.756 shares of Series F Preferred Stock, par value $0.001 per share of the Company (the "Series F Preferred Stock"), 10,061,351 shares of common stock, par value $0.001 per share of the Company (the "Common Stock"), and warrants to purchase 22,078,114 shares of Common Stock.

          Halpern Denny owns 56,237.994 shares of Series F Preferred Stock, 23,264,107 shares of Common Stock and warrants to purchase 13,711,054 shares of Common Stock (collectively, the "Halpern Denny Interests").

          Pursuant to the terms of an amendment to the Note Purchase and Security Agreement dated June 19, 2001, as amended (the "Note Purchase Agreement"), by and among Jefferies & Company, Inc. ("Jefferies"), the Company and Greenlight, Jefferies agreed to purchase all of the secured increasing rate notes (the "EnbcDeb Corp. Notes") of New World EnbcDeb Corp., a New York corporation ("EnbcDeb Corp."), immediately prior to the consummation of the Refinancing, and the Company has agreed to issue, contemporaneously with the consummation of Stock to Jefferies in full satisfaction of the Company's obligations under the Note Purchase Agreement. Immediately upon the issuance to Jefferies of the Series F Preferred Stock, Greenlight agreed to purchase such shares of Series F Preferred Stock from Jefferies for aggregate consideration of

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$2,770,000, payable in cash. Following such purchase, Greenlight will hold
61,706.237 shares of Series F Preferred Stock.

          This Agreement provides for the restructuring of the Company's capital stock (the "Equity Restructuring").

          Accordingly, it is agreed as follows:

          1. Exchange of Halpern Denny's Interests in the Company. At the Closing referred to in Section 4, Halpern Denny shall deliver, assign and transfer to the Company, 56,237.994 shares of Series F Preferred Stock, 23,264,107 shares of Common Stock and warrants to purchase 13,711,054 shares of Common Stock, and the Company shall issue to Halpern Denny in exchange therefor 57,000 shares of Series Z Preferred Stock, par value $0.001 per share (the "Series Z Preferred Stock"), which shall have the rights and preferences set forth in the Certificate of Designation, Preferences and Rights of Series Z Preferred Stock (the "Certificate of Designation") attached to this Agreement as
Schedule 1. Such shares of Series Z Preferred Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and shall contain a legend stating that such securities have not been registered under the Securities Act and may only be transferred pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act.

          2. Exchange of Greenlight's Series F Preferred Stock. At the Closing referred to in Section 4, Greenlight shall deliver, assign and transfer to the Company, 61,706.237 shares of Series F Preferred Stock, and the Company shall issue to Greenlight in exchange therefor 938,084,289 shares of Common Stock (prior to any reverse stock split effect in connection with the Equity Restructuring). Such shares of Common Stock will not be registered under the Securities Act and shall contain a legend stating that such securities have not been registered under the Securities Act and may only be transferred pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act.

          3. Capitalization. The Company and the Equity Holders acknowledge and agree that immediately upon the Closing of the transactions contemplated by this Agreement; the Company's capitalization will be as set forth on Schedule 3 attached to this Agreement.

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          4. The Closing. The Closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 (or at such other place as the parties may agree upon in writing) on the fifth business day after the conditions specified in Section 9 have been fulfilled (or waived by the applicable parties) or such other date as the parties may agree upon. The date on which the Closing is held is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall take the actions and execute and deliver the documents and other items referred to in Section 9.

          5. Representations and Warranties by the Company. The Company represents and warrants to the Equity Holders as follows:

          5.1 Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power, right and authority to enter into and perform this Agreement in accordance with its terms and to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted.

          5.2 Authority of the Company.

               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the amendment of the Company's certificate of incorporation by the holders of the Common Stock in accordance with the Delaware General Corporation Law ("Delaware Law") and the Company's certificate of incorporation (the "Company Stockholders' Action")). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, other than the Company Stockholders' Action. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties to this Agreement, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally now or hereafter in effect and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

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               (b) The Company's board of directors (the "Company Board") has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way, (i) duly declared that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company's stockholders, (ii) authorized, approved and adopted this Agreement and the transactions contemplated by this Agreement, and (iii) recommended that the holders of the Company's Common Stock approve and adopt this Agreement and the transactions contemplated by this Agreement and directed that such matters be submitted to the holders of the Company's Common Stock at a meeting of the holder's of the Company's Common Stock.

               (c) The Company Board has taken all necessary action so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) are, and at all times upon or prior to the Closing such restrictions shall be, inapplicable to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement.

               (d) The Company Board has taken all necessary action so that (A) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause (i) the Rights (as defined in the Rights Agreement) to become exercisable under the Rights Agreement, dated as of June 7, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), or (ii) Greenlight to be deemed to be an "Acquiring Person" (as defined in the Rights Agreement). The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

               (e) The Company Board has received the opinion of CIBC World Markets Corp., financial advisor to the Company, to the effect that, as of the date of this Agreement, the shares of Series Z Preferred Stock and Common Stock to be issued by the Company in the Equity Restructuring in exchange for the Halpern Denny Interests and Greenlight's Series F Preferred Stock is fair, from a financial point of view, to the Company.

          5.3 No Conflicts; Consents of Third Parties.

               (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not (i) conflict with the certificate of incorporation or by-laws of the Company; (ii) conflict with, or result in the breach or termination of, or constitute a default under any material lease, agreement, commitment or other instrument, or any material order, judgment or decree, to which the Company, is a party or by which the Company, any of its

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subsidiaries or any of their respective assets or properties is bound or affected; (iii) constitute a breach or violation of any law, regulation, order, writ, judgment, injunction or decree applicable to the Company, any of its subsidiaries or any of their respective assets or properties; or (iv) result in the creation of any claim, lien, security interest, charge or encumbrance upon any of the capital stock of the Company or upon any assets of the Company or any of its subsidiaries.

               (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization of, or declaration or filing with any governmental body, court or other person or entity, except for the filing with the Securities and Exchange Commission (the "SEC") of the proxy statement to be distributed to the holders of the Company Common Stock in connection with the meeting of the holders of the Company's Common Stock to approve the Company Common Stockholders' Action (the "Proxy Statement") under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

          5.4 Capitalization.

               (a) The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share. The Company designated 116,000 shares of preferred stock as Series F Preferred Stock. As of June 15, 2003, (i) 51,016,857 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in the treasury of the Company, (iii) 94,349.053 shares of Series F Preferred Stock were issued and outstanding (including 16,093.883 shares representing accrued and unpaid dividends due on outstanding shares of Series F Preferred Stock), (iv) no shares of Series F Preferred Stock were held in the treasury of the Company, (v) 25,000 shares of Series D Preferred Stock of the Company, par value $.001 per share, were designated, (vi) no shares of Series D Preferred Stock were issued and outstanding, (vii) 500,000 shares of Series C Convertible Preferred Stock of the Company, par value $0.001 per share, were designated, (viii) no shares of Series C Convertible Preferred Stock were issued and outstanding, (ix) 225 shares of Series B Convertible Preferred Stock of the Company, par value $0.001 per share, were designated, (x) no shares of Series B Convertible Preferred Stock were issued and outstanding, (xi) 400 shares of Series A Convertible Preferred Stock of the Company, par value $0.001 per share, were designated, (xii) no shares of Series A Convertible Preferred Stock were issued and outstanding, (xiii) 5,266,442 shares of Common Stock were reserved for issuance pursuant to outstanding options, and (xiv) 58,133,784 shares of Common Stock were reserved for issuance pursuant to outstanding warrants.

               (b) Schedule 5.4(b) sets forth a true and complete list of each current or former employee, officer, director or consultant of the Company or any of its subsidiaries who holds an option to purchase Common Stock ("Options") as of June 15, 2003, together with the number of shares of Common Stock subject to such option, the date of grant of such Option, the

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exercise price of such Option, the expiration date of such Option, the vesting schedule for such Option.

               (c) Schedule 5.4(c) sets forth a true and complete list of all warrants, rights and other securities (other than Options) convertible into or exchangeable or exercisable for, Common Stock as of June 15, 2003, together with the number of shares of Common Stock subject to such warrant, right or security, the date of grant of such warrant, right or security, the exercise or conversion price of such warrant, right or security the expiration date of such warrant, and the vesting schedule, if any, for such warrant, right or security.

               (d) Except as set forth on Schedule 5.4(b), 5.4(c) or 5.4(d) and as contemplated by this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or preemptive rights relating to the issued or unissued capital stock of the Company any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, the Company or any of its subsidiaries, all of which will be subject to the restructuring contemplated by this Agreement.

               (e) No holder of any securities of the Company is entitled to any anti-dilution or similar protections or rights, except with respect to the securities set forth on Schedule 5.4(d).

               (f) Upon the consummation of the Equity Restructuring, the Company's capitalization will be as set forth on Schedule 3 attached to this Agreement.

          6. Representations and Warranties by the Equity Holders. Each of the Equity Holders severally and not jointly, with respect to itself only, represents and warrants to the Company as follows:

          6.1 Organization and Authority of such Equity Holder. Such Equity Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization and has the full power, right and authority to enter into and perform this Agreement in accordance with its terms.

          6.2 Authority of such Equity Holder. Such Equity Holder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Equity Holder and the consummation by such Equity Holder of the transactions contemplated by this Agreement have been duly and validly

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authorized by all necessary action on the part of such Equity Holder, and no other proceedings on the part of such Equity Holder is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Equity Holder and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties to this Agreement, constitutes a legal, valid and binding obligation of such Equity Holder, enforceable against such Equity Holder in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally now or hereafter in effect and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          6.3 No Conflicts; Consents of Third Parties.

               (a) The execution, delivery and performance of this Agreement by such Equity Holder and the consummation of the transactions contemplated by this Agreement will not (i) conflict with the constitutive agreements of such Equity Holder; (ii) conflict with, or result in the breach or termination of, or constitute a default under any material lease, agreement, commitment or other instrument, or any material order, judgment or decree, to which such Equity Holder, is a party or by which it is bound; or (iii) constitute a violation by such Equity Holder of any law, regulation, order, writ, judgment, injunction or decree applicable to it.

               (b) The execution and delivery of this Agreement by such Equity Holder does not, and the performance of this Agreement by such Equity Holder and the consummation by such Equity Holder of the transactions contemplated by this Agreement will not, require any consent, approval, authorization of, or declaration or filing with any governmental body, court or other person or entity, other than filings pursuant to applicable securities laws.

          6.4 Ownership. Such Equity Holder owns the number of shares of Series F Preferred Stock, Common Stock and warrants to purchase Common Stock set forth opposite its name on Schedule 6.4.

          7. Additional Representations and Warranties of Greenlight and Halpern Denny. Greenlight and Halpern Denny have executed and delivered the Consent and Waiver Agreement dated June 26, 2003, and the Consent and Waiver Agreement has not been superseded, amended or terminated.

          8. Further Agreements of the Parties.

          8.1 Proxy Statement; Company Stockholder Approval.

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               (a) As promptly as practicable after the consummation of the
Refinancing, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC on the Proxy Statement.

               (b) The Company shall notify the other parties hereto of the receipt of any comments from the SEC relating to the Proxy Statement.

               (c) The Company shall, in accordance with Delaware Law and the Company's certificate of incorporation and by-laws, call, hold and convene a special meeting of the holders of the Common Stock (the "Company Stockholders' Meeting") to consider and vote upon the approval and adoption of the Company Stockholders' Action. The Company Board shall recommend the approval and adoption of the Company Stockholders' Action by the holders of the Common Stock and shall include such recommendation in the notice of and in the Proxy Statement. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the holders of the Common Stock as promptly as practicable after the SEC has no further comments on the Proxy Statement. The Company shall take all lawful action to solicit from the holders of the Common Stock proxies in favor of the approval and adoption of the Company Stockholders' Action and will take all other action necessary or advisable to secure the vote or consent of the holders of the Common Stock required by Delaware Law to obtain such approvals.

          8.2 Voting. Each Equity Holder shall vote all of its shares of Common Stock that such Equity Holder is entitled to vote at the Company Stockholders' Meeting in favor of the approval and adoption of the Company Stockholders' Action. Each Equity Holder shall not vote any of its shares of Common Stock that such Equity Holder is entitled to vote at the Company Stockholders' Meeting, in favor of the approval of any corporate action that would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by this Agreement.

          8.3 No Transfers of or Encumbrances on Securities. Except pursuant to the terms of this Agreement, no Equity Holder shall, without the prior written consent of the Company, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its shares of capital stock of the Company or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any of its shares of capital stock of the Company during the term of this Agreement. No Equity Holder shall seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify the Company promptly, and to provide all

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details requested by the Company, if that Equity Holder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

          8.4 Waiver of Rights. Each Equity Holder waives any preemptive rights and rights to anti-dilution protection that such Equity Holder may possess pursuant to any warrants, rights and other securities issued to such Equity Holder by the Company or agreements with the Company in connection with (i) the Equity Restructuring and (ii) any Common Stock, options, rights and other securities exercisable for Common Stock that may be issued to any of the Company's or its subsidiaries' officers or employees pursuant to any management incentive plans approved and adopted by the Company Board and stockholders.

          8.5 Termination of Stockholders Agreement. Immediately prior to the Closing, the Company, Halpern Denny and Greenlight shall cause the Stockholders Agreement dated January 18, 2001, as amended March 29, 2001, June 19, 2001 and July 9, 2001 by and among the Company, BET Associates, L.P., Brookwood, Halpern Denny and Greenlight (the "Stockholders Agreement") to be terminated.

          8.6 Limitation on Accretion. Notwithstanding anything to the contrary contained in the LLC Agreement, the Bond Purchase Agreement or the letter agreement dated as of June 19, 2001 (the "Side Letter"), among Greenlight Capital, Greenlight Qualified and Greenlight Offshore, the Company and Greenlight New World, L.L.C. (the "LLC"), the LLC Agreement and the Bond Purchase Agreement (each, as defined in the Side Letter), in the event (and only in the event) of the consummation of the Equity Restructuring, the Contribution Amount (as defined in the Bond Purchase Agreement) shall be calculated as of June 30, 2003, without accretion thereafter, regardless of the date upon which the Equity Restructuring is consummated, for purposes of determining the number of warrants to purchase shares of Common Stock and shares of Series F Preferred Stock issuable to Greenlight Capital, Greenlight Qualified and Greenlight Offshore pursuant to the Side Letter. The warrants to purchase Common Stock and shares of Series F Preferred Stock so issued shall be issued in full satisfaction of all obligations of the Company to Greenlight Capital, Greenlight Qualified and Greenlight Offshore under the LLC Agreement, the Bond Purchase Agreement and the Side Letter.

          8.7 Amendment to Warrant Agreement. The Company and Greenlight shall execute Amendment No. 2 to the Warrant Agreement dated as of June 19, 2001, as amended between the Company and The Bank of New York, as successor in interest to the corporate trust business of United States Trust Company of New York, as warrant agent in substantially the form attached hereto as Schedule 8.7 (the "Warrant Agreement Amendment").

          8.8 Fees and Expenses. Subject to Section 14, each party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement.

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          8.9 Further Assurances. At any time and from time to time after the
Closing, each of the parties shall, without further consideration, execute and deliver or cause to be executed and delivered to the other parties such additional instruments, and shall take such other action as the other parties may request to carry out the transactions contemplated by this Agreement.

          8.10 Withdrawal of Board Recommendation. The Company Board shall not
(i) withdraw or modify or propose to withdraw or modify, the approval or recommendation of the Company Board of this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (as hereinafter defined) provided that, the Company Board may withdraw or modify or propose to withdraw or modify its recommendation of this Agreement or recommend or propose to recommend an Acquisition Proposal if, in each case, the Company Board determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal is a Superior Proposal (as hereinafter defined) and determines in good faith, based upon advice of its outside legal counsel, that it would be inconsistent not to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company shall provide reasonable notice to the Equity Holders to the effect that it is taking such action. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material subsidiaries pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company (other than the transactions contemplated by this Agreement). The term "Superior Proposal" means any proposal to acquire, directly or indirectly, for consideration consisting of cash or securities, more than a majority of each class of capital stock then outstanding or all or substantially all of the assets of the Company, and otherwise on terms which the Company Board determines in good faith to be more favorable to the Company and its stockholders than the Equity Restructuring contemplated by this Agreement, for which financing, to the extent required, is then committed.

          8.11 "Short Form" Merger. Greenlight shall not effect a merger of the Company with any other entity pursuant to Section 253 of the Delaware Law.

          9. Conditions to Closing.

          9.1 Conditions to the Obligation of each Equity Holder. Each Equity Holder's obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by such Equity Holder):

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               (a) all representations and warranties of the Company under this
Agreement shall be true and correct (i) at and as of the time given (or with respect to any representation and warranty, which speaks as of a specific date, as of such date) and (ii) at and as of the time of the Closing with the same effect as if the representations and warranties had been made again at and as of that time;

               (b) the Company shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing;

               (c) the Refinancing shall have been consummated on substantially the terms set forth in the preliminary offering circular dated June 26, 2003;

               (d) the Company shall have entered into a new senior revolving credit facility on substantially the terms set forth in the preliminary offering circular dated June 26, 2003;

               (e) Jefferies shall have purchased all of the EnbcDeb Corp.
Notes;

               (f) Greenlight shall have purchased all of the Series F Preferred Stock held by Jefferies;

               (g) the Company Stockholders' Action shall have been approved and adopted by the Company's stockholders at the Company Stockholders' Meeting in accordance with Delaware Law and the Company's certificate of incorporation;

               (h) the Company shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware and the Certificate of Designation shall have been accepted and certified by the Secretary of State of the State of Delaware;

               (i) the Company shall have filed an amendment to its certificate of incorporation in a form reasonably acceptable to the parties with the Secretary of State of the State of Delaware and such amendment shall have been accepted and certified by the Secretary of State of the State of Delaware;

               (j) in the case of Greenlight, the Company and such Equity Holder shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Schedule 9.1(j);

               (k) there shall not be any material litigation pending which seeks to enjoin the consummation of the Refinancing, the purchase of the EnbcDeb Corp. Notes, the issuance of the Series F Preferred Stock to Jefferies contemplated by the Note Purchase Agreement, Greenlight's purchase of Jefferies' shares of Series F Preferred Stock and the transactions contemplated by this Agreement;

               (l) such Equity Holder shall have been furnished with each of the items to be delivered in accordance with Section 10.1;

               (m) the Company shall have executed and delivered the Warrant Agreement Amendment;

               (n) the Stockholders Agreement shall have been terminated;

               (o) Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P. and Farallon Capital Offshore Investors, Inc. (collectively, "Farallon") shall have consummated the transactions contemplated by the Agreement of even date herewith between Farallon and the Company; and

               (p) Halpern Denny shall have received the opinion of Proskauer Rose LLP, counsel to the Company in form and substance reasonably acceptable to Halpern Denny.

          9.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions under this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Company):

               (a) all representations and warranties of each of the Equity Holders contained in this Agreement shall be true in all material respects at and as of the time of the Closing with the same effect as if the representations and warranties had been made again at and as of that time;

               (b) each Equity Holder shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

               (c) there shall not be any material litigation pending which seeks to enjoin the consummation of the transactions contemplated by this Agreement;

               (d) Greenlight shall have executed and delivered the Registration Rights Agreement;

               (e) Greenlight shall have executed and delivered the Warrant Agreement Amendment; and

               (f) the Company shall have been furnished with each of the other items to be delivered in accordance with Section 10.2.

          10. Transactions at the Closing.

          10.1 Items to Be Delivered by the Company. At the Closing, the Company shall deliver the following:

               (a) to Greenlight: (i) certificates representing the shares of Common Stock to be issued to Greenlight, (ii) the general release in substantially the form of Schedule 10.1(a) and (iii) such other certificates, instruments and documents as Greenlight may reasonably request; and

               (b) to Halpern Denny: (i) certificates representing the shares of Series Z Preferred Stock to be issued to Halpern Denny, (ii) the general release in substantially the form of Schedule 10.1(a), including, without limitation, a general release for any of Halpern Denny's former designees to the Company Board or any of the boards of directors of the Company's subsidiaries and (iii) such other certificates, instruments and documents as Halpern Denny may reasonably request.

          10.2 Items to Be Delivered by each Equity Holder.

               (a) At the Closing, Greenlight shall deliver to the Company or Halpern Denny, as applicable the following: (i) stock certificates representing all of the shares of Series F

Preferred Stock owned by Greenlight, together with duly executed stock powers;
(ii) a general release in favor of the Company in substantially the form of
Schedule 10.1(a); (iii) a general release in favor of Halpern Denny in substantially the form of Schedule 10.1(a); and (iv) such other certificates, instruments and documents as the Company may reasonably request.

               (b) At the Closing, Halpern Denny shall deliver to the Company or Greenlight, as applicable the following: (i) stock certificates representing all of the shares of Series F Preferred Stock owned by Halpern Denny, together with duly executed stock powers; (ii) stock certificates representing all shares of Common Stock owned by Halpern Denny, together with duly executed stock powers;
(iii) all of the warrants held by Halpern Denny, duly endorsed for transfer;
(iv) a general release in favor of the Company in substantially the form of
Schedule 10.1(a); (v) a general release in favor of Greenlight in substantially the form of Schedule 10.1(a); and (vi) such other certificates, instruments and documents as the Company may reasonably request.

          11. Termination.

          11.1 Termination. This Agreement may be terminated:

               (a) by written agreement of the parties;

               (b) by any of the parties if the Equity Restructuring shall not have occurred by September 30, 2003; or

               (c) by any of the parties if the Company Board shall have withdrawn its recommendation set forth in Section 5.2(b) as to the advisability of the circumstances contemplated by this Agreement.

          11.2 Liability. The termination of this Agreement under Section 11.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

          12. Continuing Director and Officer Indemnification.

               (a) From and after the Closing, the Company shall fulfill and honor the obligations of the Company pursuant to the indemnification and advancement provisions in the Company's certificate of incorporation and by-laws existing as in effect on the date of this Agreement with respect to the Company's directors and officers, including former directors and officers, for a period of six years.

               (b) For a period of six years after the Closing, the Company shall use its commercially reasonable efforts to maintain in effect, a directors and officers liability insurance policy covering those persons who are covered by the Company's directors and officers liability insurance policy as of the date of this Agreement, which policy provides coverage for such individuals on at least as favorable terms as the policy or policies from time to time in effect for the Company's then existing directors and officers.

               (c) The provisions of this Section 12 are intended to be for the benefit of any designee of any Equity Holder who has served as a director of the Company.

          13. Miscellaneous.

          13.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, one business day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

               (a) If to the Company:

                   New World Restaurant Group, Inc.
                   1687 Cole Boulevard
                   Golden, CO 80401
                   Facsimile: (303) 568-8039
                   Attention: Anthony D. Wedo

               (b) if to Greenlight:

                   c/o Greenlight Capital, Inc.
                   420 Lexington Avenue, Suite 1740
                   New York, New York 10017
                   Facsimile: (212) 973-1900
                   Attention: David Einhorn

               (c) if to Halpern Denny:

                   Halpern Denny Fund III, L.P.
                   500 Boylston Street
                   Suite 1880
                   Boston, MA  02116
                   Facsimile: (617) 536-8535

                   Attention: William J. Nimmo

          13.2 Entire Agreement. This Agreement, including the schedules, contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes any previous agreements among them relating to that subject matter and cannot be changed or terminated orally. Except as specifically set forth in this Agreement, there are no representations or warranties by any party in connection with the transactions contemplated by this Agreement.

          13.3 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York without giving effect to choice of law or conflicts of law principles.

          13.5 Separability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

          13.6 Waiver. Any party may waive compliance by any other party with any provision of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

          13.7 Assignment. No party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties.

          13.8 Jurisdiction. The courts of the State of New York in New York county and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy among them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of any personal or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 13.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

          13.9 No Third Party Beneficiaries This Agreement does not create, and shall not be construed as creating, any rights in favor of any person not a party to this Agreement.

          13.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all of which shall be considered a single instrument.

          14. Fees and Expenses.

          14.1 Greenlight Fees and Expenses. The Company shall pay any and all legal fees and expenses of counsel to Greenlight, which fees and expenses relate to services rendered in connection with Greenlight's investment in the Company, including, without limitation, the transactions contemplated by this Agreement, provided, however, that such fees and expenses shall not exceed $500,000.

          14.2 Halpern Denny Fees and Expenses. The Company shall pay any and all legal fees and expenses of Ropes & Gray LLP (or its predecessor), counsel to Halpern Denny, which fees and expenses relate to services rendered since May 1, 2003 in connection with Halpern Denny's investment in the Company, including, without limitation, the transactions contemplated by this Agreement, provided, however, that such fees and expenses shall not exceed $125,000.





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                                       17

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers or authorized representatives as of the date first written above.

                                        NEW WORLD RESTAURANT GROUP, INC.


                                        By:_______________________
                                           Name:
                                           Title:

                                        BROOKWOOD NEW WORLD INVESTORS, L.L.C.


                                        By:_______________________
                                           Name:
                                           Title:


                                        NWCI HOLDING, LLC


                                        By:_______________________
                                           Name:
                                           Title:


                                        GREENLIGHT CAPITAL, L.P.

                                        By: GREENLIGHT CAPITAL, L.L.C., its
                                        general partner

                                            By:_______________________
                                               Name:
                                               Title:


                                        GREENLIGHT CAPITAL QUALIFIED, L.P.

                                        By: GREENLIGHT CAPITAL, L.L.C., its
                                        general partner

                                        By:_______________________
                                           Name:
                                           Title:


                                        GREENLIGHT CAPITAL OFFSHORE, LTD.

                                        By: GREENLIGHT CAPITAL, INC., its
                                        investment advisor


                                        By:_______________________
                                           Name:
                                           Title:


                                        HALPERN DENNY FUND III, L.P.


                                        By:_______________________
                                           Name:
                                           Title: